Exhibit 3.1

CERTIFICATE OF RETIREMENT
OF
SERIES A CONVERTIBLE PARTICIPATING PREFERRED STOCK,

SERIES B CONVERTIBLE PREFERRED STOCK

AND
SERIES B-1 CONVERTIBLE PREFERRED STOCK
OF
JAGUAR HEALTH, INC.

Pursuant to Section 243(b)
of the General Corporation Law
of the State of Delaware

Jaguar Health, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES as follows:

1.                                      Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”) and authority granted in the Corporation’s Third Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware (“Delaware Secretary of State”) on August 1, 2017, as amended (the “Certificate of Incorporation”), the Board of Directors of the Corporation previously designated (i) 5,524,926 shares of preferred stock of the Corporation as “Series A Convertible Participating Preferred Stock,” par value $0.0001 per share (the “Series A Convertible Preferred Stock”), and established the powers, rights, preferences, and limitations of such series as set forth in the Certificate of Designation of Series A Convertible Participating Preferred Stock of the Corporation filed with the Delaware Secretary of State on March 22, 2018, as amended (the “Series A CoD”), (ii) 11,000 shares of preferred stock of the Corporation as “Series B Convertible Preferred Stock,” par value $0.0001 per share (the “Series B Convertible Preferred Stock”), and established the powers, rights, preferences, and limitations of such series as set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock of the Corporation filed with the Delaware Secretary of State on July 23, 2019, as amended (the “Series B CoD”), and (iii) 63 shares of preferred stock of the Corporation as “Series B-1 Convertible Preferred Stock,” par value $0.0001 per share (the “Series B-1 Convertible Preferred Stock”), and established the powers, rights, preferences, and limitations of such series as set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock of the Corporation filed with the Delaware Secretary of State on October 3, 2019 (the “Series B-1 CoD” and, together with Series A CoD and the Series B CoD, the “Certificates of Designation”).

2.                                      All of the authorized shares of Series A Convertible Preferred Stock were issued and all such shares have been reacquired by the Corporation.  All of the authorized shares of each of the Series B Convertible Preferred Stock and Series B-1 Convertible Preferred Stock were issued and all such shares have been converted into shares of common stock, par value $0.0001 per share, of the Corporation (“Common Stock”).  As a result of the reacquisition of all of the issued shares of Series A Convertible Preferred Stock and the conversion of all of the issued shares of each of the Series B Convertible Preferred Stock and Series B-1 Convertible Preferred Stock to Common Stock, there are no shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock or Series B-1 Convertible Preferred Stock outstanding.

3.                                      Section 11 of the Series A CoD provides that any shares of Series A Convertible Preferred Stock that are redeemed, converted or otherwise acquired by the Corporation shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Section 8(i) of the Series B CoD and the Series B-1 CoD provide that any shares of the Series B Convertible Preferred Stock or Series B-1 Convertible Preferred Stock that are converted, redeemed or reacquired by the Corporation shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as such series of preferred stock.

4.                                      The Board of Directors of the Corporation has adopted resolutions retiring (i) all previously outstanding shares of the Series A Convertible Preferred Stock immediately upon their reacquisition by the Corporation and authorizing the filing of this Certificate of Retirement and (ii) all previously outstanding shares of the Series B Convertible Preferred Stock and the Series B-1 Convertible Preferred Stock immediately upon their conversion into shares of Common Stock and authorizing the filing of this Certificate of Retirement.

5.                                      Accordingly, pursuant to the provisions of Section 243(b) of the DGCL, upon the effective time of this Certificate of Retirement, the Certificate of Incorporation of the Corporation shall be amended to (a) eliminate therefrom all reference to the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and the Series B-1 Convertible Preferred Stock (and each of the Certificates of Designation shall be eliminated from the Certificate of Incorporation of the Corporation), (b) reduce the total authorized number of shares of the capital stock of the Corporation by 5,524,926  shares, such that the total number of authorized shares of the Corporation shall be 204,475,074, and (c) reduce the total authorized number of shares of preferred stock of the Corporation by 5,524,926 shares, such that the total number of authorized shares of preferred stock of the Corporation shall be 4,475,074.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Retirement to be signed by its duly authorized officer, this 3rd of September, 2020.

Jaguar Health, Inc.

By:	/s/ Lisa A. Conte
Lisa A. Conte
Chief Executive Officer and President